POMEROY COMPUTER RESOURCES ANNOUNCES
              SALE OF ASSETS OF LEASING DIVISION TO PROVIDENT BANK


Hebron, KY; February 28, 2002: Pomeroy Computer Resources, Inc. (NASDAQ: PMRY), today announced the signing of a definitive purchase agreement to sell a majority of the net assets of its wholly owned subsidiary - Technology Integration Financial Services, (T.I.F.S.) - to Information Leasing Corporation
(ILC), the leasing division of The Provident Bank of Cincinnati, Ohio. ILC is paying book value for net assets and liabilities approximating $3 to $4 million. ILC is also immediately liquidating acquired debt, related to leased assets, owed by T.I.F.S. to Pomeroy Computer Resources in the approximate amount of $20.4 million. The closing is expected to occur in 20 to 60 days, subject to certain contingencies including Hart- Scott- Rodino approval.

As part of the transaction, Pomeroy has agreed to an exclusive 7 year vendor agreement, whereby Pomeroy will be commissioned on lease transactions referred to and accepted by ILC. The agreement will continue to allow Pomeroy to offer a financial solution for their customers. CEO Dave Pomeroy states, "We are very excited about the opportunity to enter into a strategic business alliance with a premier bank that has a strong leasing division. This transaction not only improves the liquidity of the balance sheet but allows us to be even more focused on our core businesses and acquisitions in a consolidating industry."

The Pomeroy Companies provide complete IT integration solutions including comprehensive services, procurement and financial offerings. While the Companies have clientele across a broad spectrum of industries, the major markets served are state and local government and education, insurance/finance and healthcare organizations nationwide. The Pomeroy Companies employ approximately 1,800 individuals, more than half of whom are technical personnel, and maintain 32 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Minnesota, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas and West Virginia. For the year ended January 5, 2002, the Companies reported revenues of $809 million.

Certain statements in the above paragraphs regarding future business operations and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the estimated needs of customers as conveyed to the Company, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services, existing market conditions including the overall demand for purchasing and leasing IT products and services, the terms of applicable agreements and certification programs, the assumptions regarding the Company's performance under the definitive purchase agreement, other applicable agreements and certification programs, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, and the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies.

Company Website:  www.pomeroy.com
                  ---------------
Investor Relations Contact:   Michael E. Rohrkemper  (859) 586-0600, ext. 1416
Email:  investor@pomeroy.com